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EXHIBIT 5

[LETTERHEAD OF DLA PIPER RUDNICK GRAY CARY US LLP]
4365 Executive Drive, Suite 1100, San Diego, CA 92121-2189
Phone: 858-677-1400 Fax: 858-677-1477 www.graycary.com

April 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        As legal counsel to AmNet Mortgage, Inc., a Maryland corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,348,92 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to AmNet Mortgage, Inc. 2004 Equity Incentive Plan (the "Plan").

        In our capacity as legal counsel, we have reviewed the following: (a) The Charter of the Company, as amended to date, certified by an officer of the Company (the "Charter"); (b) A copy of the By-laws of the Company as in effect on the date hereof (the "By-laws"); (c) This Registration Statement on Form S-8; (d) The Plan; (e) Certified resolutions of the Board of Directors of the Company relating to the filing of this Registration Statement on Form S-8 and the Plan; (f) A good standing certificate for the Company, of recent date, issued by the Maryland State Department of Assessments and Taxation; (g) An Officer's Certificate of the Company dated as of the date hereof as to certain factual matters (the "Officer's Certificate"); and (h) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

        In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and that all public records reviewed are accurate and complete. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Officer's Certificate and have not independently verified the matters stated therein.

        We assume also that the issuance, sale and number of Shares to be offered from time to time will be authorized and determined by proper action of the Board of Directors of the Company in accordance with the parameters described in the Registration Statement and in accordance with the Charter and applicable Maryland law. We further assume that prior to the issuance of any Shares there will exist under the Charter the requisite number of authorized but unissued shares of Common Stock.

        Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that the issuance of the Common Stock has been duly authorized, and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, such Common Stock will be validly issued, fully paid and non-assessable.

        The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and no other opinion should be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

Respectfully submitted,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP

DLA PIPER RUDNICK GRAY CARY US LLP

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  EXHIBIT 5